Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated November 5, 2013

Registration No. 333-191510

Update and Supplement to Preliminary Prospectus

Dated October 23, 2013

This free writing prospectus relates to the initial public offering of common stock of Barracuda Networks, Inc. and should be read together with the preliminary prospectus dated October 23, 2013 (the “Preliminary Prospectus”) that was included in Amendment No. 2 to the Registration Statement on Form S-1(File No. 333-191510) (the “Registration Statement”) relating to the offering of our common stock contemplated therein. On November 5, 2013, Barracuda filed Amendment No. 3 to the Registration Statement (“Amendment No. 3”), to which this communication is related and which may be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1348334/000119312513426800/d563790ds1a.htm

References to “Barracuda,” “we,” “us” and “our” are used in the manner described in the Preliminary Prospectus. The following information supplements and updates the information contained in the Preliminary Prospectus and Amendment No. 3:

The disclosure set forth on the cover of the Preliminary Prospectus has been updated in its entirety to read as set forth on Exhibit A.

The disclosure set forth in the Preliminary Prospectus under “Prospectus Summary — The Offering” has been updated in its entirety to read as set forth on Exhibit B.

The disclosure set forth in the Preliminary Prospectus under “Risk Factors — Risks Related to this Offering — Sales of outstanding shares of our common stock into the market in the future could cause the market price of our common stock to drop significantly” has been updated in its entirety to read as set forth on Exhibit C.

The disclosure set forth in the Preliminary Prospectus under “Risk Factors — Risks Related to this Offering — The concentration of ownership among our existing directors, executive officers and principal stockholders will provide them, collectively with substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control” has been updated in its entirety to read as set forth on Exhibit D.

The disclosure set forth in the Preliminary Prospectus under “Risk Factors — Risks Related to this Offering — Participation in this offering by certain of our existing stockholders would reduce the available public float for our shares” has been added to the Preliminary Prospectus and reads as set forth on Exhibit E.

The disclosure set forth in the Preliminary Prospectus under “Dilution” has been updated in its entirety to read as set forth on Exhibit F.

The disclosure set forth in the Preliminary Prospectus under “Certain Relationships and Related Party Transactions- Participation in our Initial Public Offering” has been added to the Preliminary Prospectus and reads as set forth on Exhibit G.

The disclosure set forth in the Preliminary Prospectus under “Principal Stockholders” has been updated in its entirety to read as set forth on Exhibit H.

The first page of disclosure set forth in the Preliminary Prospectus under “Shares Eligible for Future Sale” has been updated in its entirety to read as set forth on Exhibit I.

The disclosure set forth in the Preliminary Prospectus under “Underwriting” has been updated to include the disclosure set forth on Exhibit J.

Exhibit A

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued November 5, 2013

4,140,000 Shares

COMMON STOCK

Barracuda Networks, Inc. is offering 4,140,000 shares of its common stock. This is our initial public offering, and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $18.00 and $21.00 per share.

We have been approved to list our common stock on the New York Stock Exchange under the symbol “CUDA”.

We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements. Investing in our common stock involves risks. See the section titled “Risk Factors” beginning on page 14.

PRICE $             A SHARE

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Barracuda Networks
Per Share	$	$	$
Total	$	$	$

(1)	See the section titled “Underwriting” for a description of the compensation payable to the underwriters.

We have granted the underwriters the right to purchase up to 621,000 additional shares of common stock to cover over-allotments.

Certain entities associated with Francisco Partners, Michael D. Perone and Zachary S. Levow, each a holder of more than 5% of our common stock and a member of, or affiliate of a member of, our board of directors, have indicated an interest in purchasing up to an aggregate of 621,000 shares, 124,200 shares and 82,800 shares of our common stock in this offering, respectively, at the initial public offering price. Because these indications of interest are not binding agreements or commitments to purchase, these existing stockholders may elect not to purchase shares in this offering or the underwriters may elect not to sell any shares in this offering to such stockholders. The underwriters will not receive any underwriting discounts or commissions from sales of shares to these existing stockholders.

The Securities and Exchange Commission and any state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on                     , 2013.

MORGAN STANLEY	J.P. MORGAN	BofA MERRILL LYNCH

WILLIAM BLAIR	PACIFIC CREST SECURITIES	JMP SECURITIES

                    , 2013

Exhibit B

THE OFFERING

Common stock offered by us	4,140,000 shares

Over-allotment option	621,000 shares

Common stock to be outstanding after this offering	50,019,343 shares

Reserved Share Program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered by this prospectus for sale to some of our related persons through a Reserved Share Program. If these persons purchase reserved shares it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. None of our executive officers or directors will participate in the Reserved Share Program.

Use of proceeds

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our common stock, thereby enabling access to public equity markets by our stockholders and employees, and increase our visibility in the marketplace.

We intend to use the net proceeds we receive from this offering primarily for capital expenditures and general corporate purposes, including working capital, sales and marketing activities, product development and general and administrative matters. We also may use a portion of the net proceeds from this offering to make complementary acquisitions or investments. However, we do not have agreements or commitments for any specific acquisitions or investments at this time. See the section titled “Use of Proceeds.”

NYSE trading symbol	“CUDA”

Certain entities associated with Francisco Partners, Michael D. Perone and Zachary S. Levow, each a holder of more than 5% of our common stock and a member of, or affiliate of a member of, our board of directors, have indicated an interest in purchasing up to an aggregate of 621,000 shares, 124,200 shares and 82,800 shares of our common stock in this offering, respectively, at the initial public offering price. Because these indications of interest are not binding agreements or commitments to purchase, these existing stockholders may elect not to purchase shares in this offering or the underwriters may elect not to sell any shares in this offering to such stockholders. The underwriters will not receive any underwriting discounts or commissions from sales of shares to these existing stockholders. Any shares purchased by such stockholders will be subject to lock-up restrictions described in the section entitled “Shares Eligible for Future Sale.”

The number of shares of our common stock to be outstanding after this offering is based on 45,879,343 shares of our common stock outstanding as of August 31, 2013, and excludes:

•	5,114,219 shares of common stock issuable upon the exercise of options outstanding as of August 31, 2013, with a weighted-average exercise price of $11.38 per share;

•	408,632 shares of common stock issuable upon the exercise of options that were granted after August 31, 2013, with an exercise price of $19.62 per share;

•	1,082,574 shares of common stock issuable upon the vesting of restricted stock units, or RSUs, outstanding as of August 31, 2013;

•	141,666 shares of common stock issuable upon the vesting of RSUs that were granted after August 31, 2013; and

•

5,006,600 shares of common stock reserved for future issuance under our 2012 Equity Incentive Plan and shares that become available under our 2012 Equity Incentive Plan, pursuant to provisions thereof that automatically increase the share reserves under the plans each year, as more fully described in the section titled “Executive Compensation—Employee Benefit Plans.”

Except as otherwise indicated, all information in this prospectus assumes:

•	a one-for-three reverse split of our redeemable convertible preferred stock and common stock, which became effective in October 2013;

•	the effectiveness of our amended and restated certificate of incorporation upon the completion of this offering;

•

the automatic conversion of all shares of our redeemable convertible preferred stock outstanding as of August 31, 2013 into an aggregate of 17,626,227 shares of common stock immediately prior to the completion of this offering;

•	no exercise of outstanding options or vesting of outstanding RSUs subsequent to August 31, 2013; and

•	no exercise of the underwriters’ over-allotment option.

Exhibit C

Sales of outstanding shares of our common stock into the market in the future could cause the market price of our common stock to drop significantly.

If our existing stockholders sell, or indicate an intent to sell, substantial amounts of our common stock in the public market after the contractual lock-up and other legal restrictions on resale lapse, the trading price of our common stock could decline. Based on 45,879,343 shares outstanding as of August 31, 2013, and after giving effect to the sale by us of 4,140,000 shares of our common stock in this offering, we will have 50,019,343 shares of common stock outstanding. Assuming the purchase in full of 828,000 shares in this offering by our existing stockholders, only 3,312,000 shares of our common stock to be sold in this offering, plus any shares sold upon exercise of the underwriters’ over-allotment option, will be freely tradable, unless such shares are held by “affiliates,” as that term is defined in Rule 144 of the Securities Act of 1933, as amended, or the Securities Act.

Our directors, officers and holders of substantially all of our capital stock and securities convertible into capital stock are or will be subject to a 180-day market stand-off or contractual lock-up agreements that prevents them from selling their shares prior to the expiration of the 180-day period. Morgan Stanley & Co. LLC. may, in its sole discretion, permit shares subject to the lock-up to be sold prior to its expiration. See the section titled “Shares Eligible for Future Sale—Lock-Up Agreements” for additional information.

After the market stand-offs and lock-up agreements pertaining to this offering expire, all shares subject to such provisions and agreements will be eligible for sale in the public market subject to the provisions of Rule 144 or Rule 701, 43,630,535 of which, assuming the purchase in full of 828,000 shares in this offering by our existing stockholders and based on the number of shares outstanding as of August 31, 2013, are held by executive officers, directors and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act and various vesting agreements.

In addition, following the completion of this offering, we intend to file a registration statement to register all shares subject to options outstanding or reserved for future issuance under our equity compensation plans. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline. See the section titled “Shares Eligible for Future Sale” for additional information.

Exhibit D

The concentration of ownership among our existing directors, executive officers and principal stockholders will provide them, collectively, with substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

Upon completion of this offering and, assuming the purchase of an aggregate of 828,000 shares of our common stock in this offering by certain of our existing investors, our directors, executive officers and each of our stockholders who own greater than 5% of our outstanding common stock and their affiliates, in the aggregate, will own approximately 87% of the outstanding shares of our common stock after this offering, based on the number of shares outstanding as of October 15, 2013. As a result, these stockholders, if acting together, will be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

Exhibit E

Participation in this offering by certain of our existing stockholders would reduce the available public float for our shares.

Certain entities associated with Francisco Partners, Michael D. Perone and Zachary S. Levow, each a holder of more than 5% of our common stock and a member of, or affiliate of a member of, our board of directors, have indicated an interest in purchasing up to an aggregate of 621,000 shares, 124,200 shares and 82,800 shares of our common stock in this offering, respectively, at the initial public offering price. Because these indications of interest are not binding agreements or commitments to purchase, these existing stockholders may elect not to purchase shares in this offering or the underwriters may elect not to sell any shares in this offering to such stockholders. If such stockholders were to purchase all of these shares, they, together with our other directors, executive officers and each of our stockholders who own greater than 5% of our outstanding common stock and their affiliates, in the aggregate, would own approximately 87% of our outstanding common stock after this offering, based on the number of shares outstanding as of October 15, 2013.

If our stockholders are allocated all or a portion of the shares in which they have indicated an interest in this offering and purchase any such shares, such purchase would reduce the available public float for our shares because such stockholders would be restricted from selling the shares by a lock-up agreement they have entered into with our underwriters and by restrictions under applicable securities laws. As a result, any purchase of shares by such stockholders in this offering may reduce the liquidity of our common stock relative to what it would have been had these shares been purchased by investors that were not affiliated with us.

Exhibit F

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after the completion of this offering.

As of August 31, 2013, our pro forma net tangible book value was approximately $(190.2) million, or $(4.15) per share of common stock. Our pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding as of August 31, 2013, assuming the conversion of all outstanding shares of our redeemable convertible preferred stock into shares of our common stock.

After giving effect to our sale in this offering of 4,140,000 shares of our common stock, at an assumed initial public offering price of $19.50 per share, the midpoint of the estimated price range reflected on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of August 31, 2013 would have been approximately $(119.2) million, or $(2.38) per share of our common stock. This represents an immediate increase in pro forma net tangible book value of $1.77 per share to our existing stockholders and an immediate dilution of $21.88 per share to investors purchasing shares in this offering.

The following table illustrates this dilution:

Assumed initial public offering price per share		$19.50
Pro forma net tangible book value per share as of August 31, 2013, before giving effect to this offering	$(4.15)
Increase per share attributable to this offering	1.77

Pro forma net tangible book value, as adjusted to give effect to this offering		(2.38)

Dilution in pro forma net tangible book value per share to investors purchasing shares in this offering		$21.88

The dilution information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase (decrease) in the assumed initial public offering price of $19.50 per share, the midpoint of the estimated price range reflected on the cover page of this prospectus, would increase (decrease) our pro forma net tangible book value, as adjusted to give effect to this offering, by $0.08 per share, the increase (decrease) attributable to this offering by $0.08 per share, and the dilution in pro forma as adjusted net tangible book value per share to investors purchasing shares in this offering by $0.92 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions.

If the underwriters exercise their over-allotment option in full, the pro forma net tangible book value per share of our common stock after giving effect to this offering would be $(2.13) per share, and the dilution in net tangible book value per share to investors purchasing shares in this offering would be $21.63 per share.

The following table summarizes, on a pro forma as adjusted basis as of August 31, 2013 after giving effect to (i) the automatic conversion of all of our redeemable convertible preferred stock into common stock, and (ii) the completion of this offering at an assumed initial public offering price of $19.50 per share, the midpoint of the estimated price range reflected on the cover page of this prospectus, the difference between existing stockholders and investors purchasing shares in this offering with respect to the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid, before deducting estimated underwriting discounts and commissions and estimated offering expenses:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	45,879,343	91.7%	$178,414,000	68.8%	$3.89
Investors purchasing shares in this offering	4,140,000	8.3	80,730,000	31.2	19.50

Total	50,019,343	100.0%	$259,144,000	100.0%

The information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase (decrease) in the assumed initial public offering price of $19.50 per share, the midpoint of the estimated price range reflected on the cover page of this prospectus, would increase (decrease) total consideration paid by investors purchasing shares in this offering and total consideration paid by all stockholders by approximately $3.9 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

To the extent that our outstanding options are exercised or RSUs vest, investors will experience further dilution.

Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ over-allotment option. If the underwriters exercise their over-allotment option in full and if certain of our existing stockholders do not elect to purchase an aggregate of 828,000 shares of our common stock in this offering, our existing stockholders would own 90.6% and investors purchasing shares in this offering would own 9.4% of the total number of shares of our common stock outstanding upon the completion of this offering.

The number of shares of our common stock set forth in the table above is based on 45,879,343 shares of our common stock outstanding as of August 31, 2013, and excludes:

•	5,114,219 shares of common stock issuable upon the exercise of options outstanding as of August 31, 2013, with a weighted-average exercise price of $11.38 per share;

•	408,632 shares of common stock issuable upon the exercise of options that were granted after August 31, 2013, with an exercise price of $19.62 per share;

•	1,082,574 shares of common stock issuable upon the vesting of RSUs outstanding as of August 31, 2013;

•	141,666 shares of common stock issuable upon the vesting of RSUs that were granted after August 31, 2013; and

•

5,006,600 shares of common stock reserved for future issuance under our 2012 Equity Incentive Plan and shares that become available under our 2012 Equity Incentive Plan, pursuant to provisions thereof that automatically increase the share reserves under the plans each year, as more fully described in the section titled “Executive Compensation—Employee Benefit Plans.”

Exhibit G

Participation in our Initial Public Offering

Certain entities associated with Francisco Partners, Michael D. Perone and Zachary S. Levow, each a holder of more than 5% of our common stock and a member of, or affiliate of a member of, our board of directors, have indicated an interest in purchasing up to an aggregate of 621,000 shares, 124,200 shares and 82,800 shares of our common stock in this offering, respectively, at the initial public offering price. Because these indications of interest are not binding agreements or commitments to purchase, these existing stockholders may elect not to purchase shares in this offering or the underwriters may elect not to sell any shares in this offering to such stockholders. The underwriters will not receive any underwriting discounts or commissions from sales of shares to these existing stockholders. Any shares purchased by such stockholders will be subject to lock-up restrictions described in the section entitled “Shares Eligible for Future Sale.”

Exhibit H

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 15, 2013, after giving effect to the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into shares common stock, and as adjusted to reflect the sale of common stock in this offering, for:

•	each of our current named executive officers;

•	each of our current directors;

•	all of our current directors and executive officers as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, to our knowledge, the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership prior to this offering is based on 45,925,983 shares of common stock outstanding at October 15, 2013, after giving effect to the conversion of all outstanding shares of redeemable convertible preferred stock into shares of common stock. Applicable ownership percentage after this offering is based on 50,065,983 shares outstanding as of October 15, 2013, after giving effect to the conversion of all outstanding shares of redeemable convertible preferred stock into shares of common stock and the issuance of 4,140,000 shares of our common stock in this offering. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to equity awards held by the person that are currently exercisable or exercisable within 60 days of October 15, 2013. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Barracuda Networks, Inc., 3175 S. Winchester Blvd., Campbell, CA 95008.

Name of Beneficial Owner	Beneficial Ownership Prior to this Offering		Beneficial Ownership After this Offering
	Number	Percent	Number	Percent
Named Executive Officers and Directors:
William D. Jenkins, Jr.(1)	328,394	*	328,394	*
David Faugno(2)	590,402	1.3	590,402	1.2
Michael D. Perone(3)(16)	8,901,961	19.4	8,901,961	17.8
Dean M. Drako(4)	9,146,353	19.9	9,146,353	18.3
Michael D. Hughes(5)	103,054	*	103,054	*
Diane C. Honda(6)	15,002	*	15,002	*
Gordon L. Stitt(7)	69,791	*	69,791	*
Jeffry R. Allen(8)	204,726	*	204,726	*
Dipanjan Deb(9)(17)	12,165,817	26.5	12,165,817	24.3
David R. Golob(10)(17)	12,165,817	26.5	12,165,817	24.3
James J. Goetz(11)	6,471,732	14.1	6,471,732	12.9
Zachary S. Levow(12)(18)	3,760,748	8.2	3,760,748	7.5
Kevin B. Thompson	—	—	—	—
All directors and executive officers as a group (13 Persons)(13)(19)	41,757,980	90.1	41,757,980	82.7

5% Stockholders:
Entities Affiliated with Francisco Partners(14)	12,165,817	26.5	12,165,817	24.3
Entities Affiliated with Sequoia Capital(15)	7,973,480	17.4	7,973,480	15.9

*	Represents beneficial ownership of less than one percent (1%).

(1)	Consists of 40,895 shares held by Mr. Jenkins and 287,499 shares issuable upon the exercise of outstanding equity awards exercisable within 60 days of October 15, 2013.
(2)	Consists of (i) 240,682 shares held by Mr. Faugno, (ii) 83,334 shares held by the Drop Trust 2012 Two Year Annuity Trust, of which Mr. Faugno is a grantor and a trustee, (iii) 83,334 shares held by the Drop Trust 2012 Three Year Annuity Trust, of which Mr. Faugno is a grantor and a trustee (iv) 83,334 shares held by the Rock Trust 2012 Two Year Annuity Trust, under which Mr. Faugno is a grantor and a trustee, (v) 83,334 shares held by the Rock Trust 2012 Three Year Annuity Trust, under which Mr. Faugno is a grantor and a trustee, and (vi) 16,384 shares issuable upon the exercise of outstanding equity awards exercisable within 60 days of October 15, 2013.
(3)	Consists of (i) 5,420,987 shares held by Mr. Perone, (ii) 394,195 shares held by Michelle Perone, Mr. Perone’s spouse, (iii) 330,728 shares held by the 2010 Four Year Plan 3 Trust, of which Mr. Perone is a grantor and a trustee, (iv) 419,690 shares held by the Perone Family 2010 Irrevocable Trust dtd 6/29/2010, of which Mr. Perone is a grantor and a trustee, (v) 330,728 shares held by the 2010 Four Year Plan 9 Trust, of which Mr. Perone is a grantor and a trustee, (vi) 659,787 shares held by Perone 2012 Irrevocable Trust, of which Mr. Perone is a grantor and a trustee, (vii) 1,333,334 shares held by the Consulting2 LLC, of which Mr. Perone is the managing member, and (viii) 12,512 shares issuable upon the exercise of outstanding equity awards exercisable within 60 days of October 10, 2013.
(4)	Consists of (i) 4,093,175 shares held by the Drako Trust F, of which Mr. Drako is a grantor and a trustee, (ii) 2,301,533 shares held by the DD Investment Management Trust A, of which Mr. Drako is a grantor and a trustee, (iii) 2,394,978 shares held by the Dean M. Drako Living Trust, of which Mr. Drako is a grantor and a trustee, (iv) 240,000 shares held by the DD Investment Trust B, of which Mr. Drako is a grantor and a trustee, and (v) 116,667 shares held by the DD Investment Trust A, of which Mr. Drako is a grantor and a trustee.
(5)	Consists of 103,054 shares issuable upon the exercise of outstanding equity awards exercisable within 60 days of October 15, 2013.
(6)	Consists of 15,002 shares issuable upon the exercise of outstanding equity awards exercisable within 60 days of October 15, 2013.
(7)	Consists of (i) 50,000 shares held by Mr. Stitt and (ii) 19,791 shares issuable upon the exercise of outstanding equity awards exercisable within 60 days of October 15, 2013.
(8)	Consists of (i) 184,935 shares held by the Jeffry R. & Teri Allen TTEES The Jeffry & Terri Allen REV TRT DTD 1/29/02, of which Mr. Allen is a grantor and trustee and (ii) 19,791 shares issuable upon the exercise of outstanding equity awards exercisable within 60 days of October 15, 2013.
(9)	Consists of the shares listed in footnote 14 below, which are held by entities affiliated with Francisco Partners.
(10)	Consists of the shares listed in footnote 14 below, which are held by entities affiliated with Francisco Partners.
(11)	Consists of the shares held by Sequoia Capital Growth Fund III, L.P., Sequoia Capital Growth III Principals Fund, LLC and Sequoia Capital Growth Partners III, L.P. listed in footnote (15) below. Mr. Goetz, one of our directors, is a managing member of the general partner or managing member of the Sequoia Capital investment funds specified above, and therefore may be deemed to share voting and investment power with respect to the shares held by such Sequoia Capital investment funds.
(12)	Consists of (i) 3,333,028 shares held by Mr. Levow, (ii) 102,470 shares held by Holly Levow, Mr. Levow’s spouse, (iii) 312,738 shares held by the Levow Family 2010 Irrevocable Trust, dated June 29, 2010, of which Mr. Levow is a grantor and a trustee, and (iv) 12,512 shares issuable upon the exercise of outstanding equity awards exercisable within 60 days of October 15, 2013.
(13)	Consists of (i) 41,271,435 shares beneficially owned by our current executive officers and directors and (ii) 486,545 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of October 15, 2013.
(14)	Consists of (i) 5,429 shares held by FP Annual Fund Investors, LLC (“FPAFI”), (ii) 7,389,021 shares held by Francisco Partners, L.P. (“FP I”), (iii) 36,385 shares held by Francisco Partners Fund A, L.P. (“FPFA”), (iv) 4,682,676 shares held by Francisco Partners III, L.P. (“FP III”) and (v) 52,306 shares held by Francisco Partners Parallel Fund III, L.P. (“FPPF III,” and collectively with FPAFI, FP I, FPFA and FP III, the “Francisco Funds”). Francisco Partners GP, LLC is the general partner of FP I and FPFA. Francisco Partners Management, LP is the manager of FPAFI. Francisco Partners GP III, L.P. is the general partner of FP III and FPPF III. With respect to the shares of our capital stock held by the Francisco Funds, each of David R. Golob, Dipanjan Deb, Keith Geeslin and Ezra Perlman may be deemed to share voting and investment power with respect to the shares held by the Francisco Funds. The address of each of the entities listed above is One Letterman Drive, Building C, Suite 410, San Francisco, CA 94129.
(15)	Consists of (i) 180,214 shares held of record by Sequoia Capital Franchise Partners, L.P., (ii) 1,321,534 shares held of record by Sequoia Capital Franchise Fund, L.P., (iii) 6,213,980 shares held of record by Sequoia Capital Growth Fund III, L.P., (iv) 46,736 shares held of record by Sequoia Capital Growth Partners III, L.P. and (v) 211,016 shares held of record by Sequoia Capital Growth III Principals Fund, LLC. SCFF Management, LLC is the general partner of each of Sequoia Capital Franchise Fund, L.P. and Sequoia Capital Franchise Partners, L.P. The managing members of SCFF Management, LLC are Douglas Leone, Michael Moritz, Michael Goguen and Mark Stevens. As a result, and by virtue of the relationships described in this footnote, each of the managing members of SCFF Management, LLC may be deemed to share beneficial ownership of the shares held by Sequoia Capital Franchise Fund, L.P. and Sequoia Capital Franchise Partners, L.P. SCGF III Management, LLC is the general partner of Sequoia Capital Growth Fund III, L.P. and Sequoia Capital Growth Partners III, L.P. and is the managing member of Sequoia Capital Growth III Principals Fund, LLC. The managing members of SCGF III Management, LLC are Roelof Botha, J. Scott Carter, James J. Goetz, Michael Goguen, Douglas Leone and Michael Moritz. As a result, and by virtue of the relationships described in this footnote, each of the managing members of SCGF III Management, LLC may be deemed to share voting and investment power with respect to the shares held by Sequoia Capital Growth Fund III, L.P., Sequoia Capital Growth Partners III, L.P. and Sequoia Capital Growth III Principals Fund, LLC. The address of each of the entities identified in this footnote is 3000 Sand Hill Road, Suite 4-250, Menlo Park, California 94025.
(16)	Michael D. Perone, a member of our board of directors and our chief marketing officer, has indicated an interest in purchasing up to an aggregate of 124,200 shares of our common stock in this offering at the initial public offering price. Because this indication of interest is not a binding agreement or commitment to purchase, Mr. Perone may elect not to purchase shares in this offering or the underwriters may elect not to sell any shares in this offering to Mr. Perone. The underwriters will not receive any underwriting discounts or commissions from the sale of shares to Mr. Perone. However, if any shares are purchased by Mr. Perone, the number of shares of common stock beneficially owned after this offering and the percentage of common stock beneficially owned after this offering will differ from that set forth in the table above. Assuming the purchase of all 124,200 shares by Mr. Perone, the number of shares of common stock beneficially owned by Mr. Perone after this offering would increase by 124,200 shares and the percentage of common stock beneficially owned by such stockholder after this offering would increase by 0.2%.
(17)	Certain entities associated with Francisco Partners, a beneficial owner of greater than 5% of our outstanding common stock and an affiliate of Dipanjan Deb and David R. Golob, each a member of our board of directors, have indicated an interest in purchasing up to an aggregate of 621,000 shares of our common stock in this offering at the initial public offering price. Because these indications of interest are not binding agreements or commitments to purchase, these existing stockholders may elect not to purchase shares in this offering or the underwriters may elect not to sell any shares in this offering to such stockholders. The underwriters will not receive any underwriting discounts or commissions from sales of shares to these existing stockholders. However, if any shares are purchased by these stockholders, the number of shares of common stock beneficially owned after this offering and the percentage of common stock beneficially owned after this offering will differ from that set forth in the table above. Assuming the purchase of all 621,000 shares by these stockholders, the number of shares of common stock beneficially owned by Francisco Partners after this offering would increase by 621,000 shares and the percentage of common stock beneficially owned by such stockholder after this offering would increase by 1.2%.
(18)	Zachary S. Levow, a member of our board of directors and our chief technology officer, has indicated an interest in purchasing up to an aggregate of 82,800 shares of our common stock in this offering at the initial public offering price. Because this indication of interest is not a binding agreement or commitment to purchase, Mr. Levow may elect not to purchase shares in this offering or the underwriters may elect not to sell any shares in this offering to Mr. Levow. The underwriters will not receive any underwriting discounts or commissions from the sale of shares to Mr. Levow. However, if any shares are purchased by Mr. Levow, the number of shares of common stock beneficially owned after this offering and the percentage of common stock beneficially owned after this offering will differ from that set forth in the table above. Assuming the purchase of all 124,200 shares by Mr. Levow, the number of shares of common stock beneficially owned by Mr. Levow after this offering would increase by 82,800 shares and the percentage of common stock beneficially owned by such stockholder after this offering would increase by 0.2%.
(19)	Certain entities associated with Francisco Partners, Michael D. Perone and Zachary S. Levow, each a holder of more than 5% of our common stock and a member of, or affiliate of a member of, our board of directors, have indicated an interest in purchasing up to an aggregate of 621,000 shares, 124,200 shares and 82,800 shares of our common stock in this offering, respectively, at the initial public offering price. Because these indications of interest are not binding agreements or commitments to purchase, these existing stockholders may elect not to purchase shares in this offering or the underwriters may elect not to sell any shares in this offering to such stockholders. If any shares are purchased by these stockholders, the number of shares of common stock beneficially owned after this offering and the percentage of common stock beneficially owned after this offering will differ from that set forth in the table above. Assuming the purchase of all 828,000 shares by these stockholders, the number of shares of common stock beneficially owned by our current executive officers and directors would increase by 828,000 shares and the percentage of common stock beneficially owned by such stockholder after this offering would increase by 1.5%. If such stockholders were to purchase all of these shares, they would beneficially own approximately 84.2% of our outstanding common stock after this offering.

Exhibit I

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Following the completion of this offering, and after giving effect to the automatic conversion of all outstanding shares of redeemable convertible preferred stock which will occur upon the completion of this offering, based on the number of shares of our capital stock outstanding as of August 31, 2013, we will have a total of 50,019,343 shares of our common stock outstanding. Assuming the purchase of 828,000 shares in this offering by our existing stockholders, only 3,312,000 shares of common stock sold in this offering, plus any shares sold upon exercise of the underwriters’ over-allotment option, will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below.

The remaining outstanding shares of our common stock will be deemed “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. In addition, holders of substantially all of our equity securities are subject to market stand-offs or have entered into or will enter into lock-up agreements with the underwriters under which they have agreed, subject to specific exceptions, not to sell any of our stock for at least 180 days following the date of this prospectus, as described below. As a result of these agreements and the provisions of our IRA described above under “Description of Capital Stock—Registration Rights,” subject to the provisions of Rule 144 or Rule 701, following the expiration of the lock-up period, all shares subject to such provisions and agreements will be available for sale in the public market only if registered or pursuant to an exemption from registration under Rule 144 or Rule 701 under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

Exhibit J

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Merrill Lynch, Pierce Fenner & Smith Incorporated are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
William Blair & Company, L.L.C.
Pacific Crest Securities LLC
JMP Securities LLC.

Total	4,140,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the initial public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $         a share under the initial public offering price. Any underwriter may allow a concession not in excess of $         a share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 621,000 additional shares of common stock at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

Certain entities associated with Francisco Partners, Michael D. Perone and Zachary S. Levow, each a holder of more than 5% of our common stock and a member of, or affiliate of a member of, our board of directors, have indicated an interest in purchasing up to an aggregate of 621,000 shares, 124,200 shares and 82,800 shares of our common stock in this offering, respectively, at the initial public offering price. Because these indications of interest are not binding agreements or commitments to purchase, these existing stockholders may elect not to purchase shares in this offering or the underwriters may elect not to sell any shares in this offering to such stockholders. The underwriters will not receive any underwriting discounts or commissions from sales of shares to these existing stockholders.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 621,000 shares of our common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions paid by us:
Proceeds, before expenses, to us

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $4.0 million, which includes legal, accounting and printing costs; an amount not to exceed $15,000 that we have agreed to reimburse the underwriters for certain FINRA-related expenses incurred by them in connection with this offering; and various other fees associated with the registration and listing of our common stock.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

We have been approved to list our common stock on the New York Stock Exchange under the symbol “CUDA”.

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered by this prospectus for sale to some of our related persons through a Reserved Share Program. If these persons purchase reserved shares it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. None of our executive officers or directors will participate in the Reserved Share Program.

We, all of our directors and officers and the holders of substantially all of our common stock, or securities exercisable for or convertible into our common stock outstanding immediately prior to this offering have agreed or will agree that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus.

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or other securities convertible into or exercisable or exchangeable for common stock;

•

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in these first two bullets is to be settled by delivery of common stock or such other securities, in cash or otherwise; or

•

in our case, file any registration statement with the SEC relating to the offering of and, in the case of a security holder, make any demand for or exercise any right with respect to, the registration of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock.

The foregoing may be waived by Morgan Stanley & Co. LLC in its sole discretion, in whole or in part, at any time with or without notice. The restrictions described in the immediately preceding paragraph shall not apply to:

•	sales and transfers of shares of common stock pursuant to the underwriting agreement;

•

transfers by a security holder of shares of common stock or any security convertible into or exercisable or exchangeable for common stock (i) to immediate family member of a security holder or to a trust, or other entity formed for estate planning purposes, formed for the direct or indirect benefit of an immediate family member, (ii) by bona fide gift, will or intestacy, (iii) if a security holder is a corporation, partnership or other business entity (A) to another corporation, partnership or other entity that controls, is controlled by or is under common control with such security holder or (B) as part of a disposition, transfer or distribution by such security holder to its limited partners or equity holders or (iv) if a security holder is a trust, to a trustor or beneficiary of the trust, provided that in the case of any such transfer or distribution, (1) each transferee, trustee, donee or distributee shall sign and deliver a lock up agreement for the balance of the 180-day restricted period, (2) such transfer shall not involve a disposition of value, (3) in the case of any transfer or distribution pursuant clauses (i), (ii) or (iv) above, no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock shall be voluntarily made during the 180-day restricted period and if a security holder is required to file a report under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock during the 180-day restricted period, the security holder shall include a statement in such report to the effect that such transfer is not a transfer for value and (4) in the case of any transfer or distribution pursuant to clause (iii) above, no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the 180-day restricted period;

•

transfers by a security holder of shares of common stock or any securities convertible into common stock to us upon a vesting event of our securities or upon the exercise of options or warrants to purchase our securities, in each case on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the security holder in connection with such vesting or exercise, provided if the security holder is required to file a report under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock during the 180-day restricted period, the security holder shall include a statement in such report to the effect that the purpose of such transfer was to cover tax withholding obligations of the security holder in connection with such vesting or exercise;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the 180-day restricted period and to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of a security holder or us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the 180-day restricted period;

•

transfers by a security holder of shares of common stock or any security convertible into or exercisable or exchangeable for common stock to us, pursuant to agreements under which we have the option to repurchase such shares upon termination of service of a security holder;

•	the conversion of our outstanding preferred stock into shares of our common stock, provided that such shares of common stock remain subject to the restrictions described above;

•

transfers by a security holder of shares of common stock or any security convertible into or exercisable or exchangeable for common stock that occurs by operation of law, such as pursuant to a domestic order or in connection with a divorce settlement; provided that (i) such shares of common stock or securities remain subject to the restrictions described above, and (ii) if the security holder is required to file a report under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock during the 180-day restricted period, the security holder shall include a statement in such report to the effect that such transfer occurred by operation of law, such as pursuant to a domestic order or in connection with a divorce settlement;

•	the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion or vesting of a security outstanding on the date hereof;

•

the issuance and grant by us of options, restricted stock, restricted stock units or other stock-based compensation pursuant to equity compensation plans in existence on the date of this prospectus and, in each case, described herein; provided that any recipients thereof enter into lock-up agreements with respect to the remaining 180-day restricted period or, in the case of the issuance of options, such options do not become exercisable during the 180-day restricted period;

•

the sale or issuance of or entry into an agreement to sell or issue shares of common stock or securities convertible into or exercisable for common stock in connection with any (i) mergers, (ii) acquisition of securities, businesses, property, technologies or other assets, (iii) joint ventures, (iv) strategic alliances, commercial relationships or other collaborations, (v) equipment leasing arrangements (vi) debt financing or (vii) the assumption of employee benefit plans in connection with mergers or acquisitions; provided, that the aggregate number of shares of common stock or securities convertible into or exercisable for common stock (on an as-converted or as-exercised basis, as the case may be) that we may sell or issue or agree to sell or issue shall not exceed 10% of the total number of shares of our common stock issued and outstanding immediately following the completion of the transactions (determined on a fully-diluted basis and as adjusted for stock splits, stock dividends and other similar events after the date of this prospectus); and provided further, that each recipient of shares of common stock or securities convertible into or exercisable for common stock shall execute a lock-up agreement with respect to the remaining 180-day restricted period;

•

the filing of one or more registration statements with the Securities and Exchange Commission on Form S-8 with respect to shares of common stock issued or issuable under any equity compensation plan in effect on the date of this prospectus; and

•

shares of common stock acquired in this offering or shares of common stock or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in the this offering or in such open market transactions.

In order to facilitate our initial public offering of common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in our initial public offering. In addition, to stabilize the price of common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. The underwriting syndicate also may reclaim selling concessions allowed to an underwriter or a dealer for distributing common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of common stock. These activities may raise or maintain the market price of common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

We and the several underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in our initial public offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. During 2012, Morgan Stanley & Co. LLC provided financial advisory services to us in connection with the Recapitalization for which it earned a customary fee.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments (directly, as collateral securing other obligations or otherwise). The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In the ordinary course of business, we have sold, and may in the future sell, products or services to one or more of the underwriters or their respective affiliates in arms-length transactions on market competitive terms.

Pricing of the Offering

Prior to our initial public offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market for the shares will develop, or that after the offering the shares will trade in the public market at or above the initial public offering price.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of securities to the public in that Member State, except that it may, with effect from and including such date, make an offer of securities to the public in that Member State:

•	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

at any time to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571 Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (SFA), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the company, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or the FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Barracuda has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents Barracuda has filed with the SEC for more complete information about Barracuda and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from Morgan Stanley & Co. LLC, by calling toll free at (866) 718-1649, or email: prospectus@morganstanley.com; from J.P. Morgan Securities LLC or by calling toll free at (866) 803-9204; or from Merrill Lynch, Pierce, Fenner & Smith Incorporated by email at dg.prospectus_requests@baml.com.